Exhibit 2.1

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT, dated as of December 9, 2022 (this “Amendment”), is entered into by and among (i) Angel Pond Holdings Corporation, a Cayman Islands exempted company (“APHC”), (ii) MariaDB Corporation Ab, a Finnish private limited liability company with business identity code 2344661-1 (the “Company”), (iii) Mangomill plc, a public limited company incorporated in Ireland with registered number 606330 and a wholly owned subsidiary of APHC (“Irish Holdco”), and (iv) Meridian MergerSub Inc., a Cayman Islands exempted company and a wholly owned subsidiary of Irish Holdco (“Merger Sub”). APHC, the Company, Irish Holdco and Merger Sub shall be referred to herein from time to time, individually as a “Party”, and, collectively, as the “Parties”.

WHEREAS, APHC, the Company, Irish Holdco and Merger Sub entered into that certain Business Combination Agreement, dated as of January 31, 2022 (as the same may be amended or modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, pursuant to Section 10.1 of the Business Combination Agreement, the Business Combination Agreement may be amended by a written agreement signed by each of the parties thereto, as approved in writing by each of the Major Investors; and

WHEREAS, in connection with the foregoing, the Parties desire to enter into this Amendment in order to amend the Business Combination Agreement in the manner set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.        Definitions. Capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Business Combination Agreement.

2.        Amendments Relating to Kreos Warrants.

a.	Section 1.1 of the Business Combination Agreement is hereby amended to include a new definition of “Kreos Amended and Restated Warrant Agreement” as follows:

“Kreos Amended and Restated Warrant Agreement” means that Amended and Restated Warrant Agreement among MariaDB plc, MariaDB plc, as warrant agent, and Kreos, to be entered into and effective as of the Merger Effective Time.”

b.	Section 2.7 of the Business Combination Agreement is hereby amended to include a new clause as Section 2.7(e) as follows:

“(e) Treatment of Kreos Warrants. At the Merger Effective Time, the Kreos Warrants issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding but shall be automatically adjusted (with the holder thereof ceasing to have any rights under the original Kreos Warrant and related warrant agreement upon the effectiveness of the Kreos Amended and Restated Warrant Agreement) into warrants to purchase Irish Holdco Ordinary Shares, on the terms and conditions set forth in the Kreos Amended and Restated Warrant Agreement.”

3.     Amendment to Definition of Equity Incentive Plan. The definition of “Equity Incentive Plan” is hereby amended to delete the “and” preceding “the MariaDB Corporation Ab Global Share Option Plan 2017 USA,” and to append to the end of such definition:

“and the MariaDB Corporation Ab Summer 2022 USA Share Option Plan, dated July 18, 2022, in each case as may be amended from time to time.”

4.     Amendment to Schedule 7.23. Schedule 7.23 to the Business Combination Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

5.     Amendment Relating to ESPP.

a.	Section 1.1 of the Business Combination Agreement is hereby amended to remove the definition of “ESPP”

b.	Section 7.27 of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“LTIP. Subject to receipt of the Required APHC Vote, APHC and Irish Holdco shall take all necessary actions to adopt in the form recommended by the Company Board (unless such adoption would be inconsistent with applicable fiduciary duties to shareholders under applicable Law, in which case APHC and Irish Holdco shall consult with the Company Board to take all necessary actions to adopt a plan as close to the Company Board’s initial recommendation as possible that is not inconsistent with applicable fiduciary duties to shareholders under applicable Law) an equity incentive plan that provides for grant of awards to employees and other service providers of Irish Holdco and its Subsidiaries after the Closing, in a form, and including a share reserve, mutually agreed by APHC and the Company, (which takes into account the Equity Award Company Shares) (the “LTIP”). Following the Merger Effective Time, Irish Holdco shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Irish Holdco Ordinary Shares issuable under the LTIP and the Converted Awards, and Irish Holdco shall use commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as the Converted Awards and the awards granted pursuant to the LTIP remain outstanding.”

6.     Amendment to Section 8.1(a). Section 8.1(a)(vi) of the Business Combination Agreement is hereby amended and restated in its entirety as follows:

“(vi) Net Tangible Assets. After giving effect to the Transactions, including the PIPE Investment and the APHC Share Redemption but excluding the Liquidation, APHC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining immediately after the Merger Effective Time.”

7.     Amendments Relating to Final Order Date.

a.	Section 1.1 of the Business Combination Agreement is hereby amended to include a new definition of “Final Order Date” as follows:

“Final Order Date” means the date on which the Irish High Court makes the Final Order.

b.

Each of Section 2.1(b), Section 8.1(b) and Section 8.1(c) of the Business Combination Agreement is hereby amended to replace each instance of the defined term “Closing Date” appearing within such section with the defined term “Final Order Date.”

c.

Each of Section 8.1(a), Section 8.1(b), Section 8.1(c), Section 9.1, the first sentence of Article III, the first sentence of Article IV and the first sentence of Article V of the Business Combination Agreement is hereby amended to replace each instance of the defined term “Closing” appearing within such section or sentence with the defined term “Final Order Date.”

d.

Each of Section 8.2, Section 8.3 and Section 8.4 is hereby amended to (i) replace the phrase “At the Closing,” with “On the Final Order Date,” and (ii) append the following sentence to the end of such section: “Such documents shall be delivered in escrow and shall be released, without any action on the part of any Party or the holder of any of its securities, to the other Parties, upon the Closing.”

8.     No Other Modifications. Except to the extent specifically amended herein or supplemented hereby, the Business Combination Agreement remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the Business Combination Agreement, as amended by this Amendment. From and after the date of this Amendment, each reference in the Business Combination Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Business Combination Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind or nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Business Combination Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced or unless the context otherwise requires.

9.     Other Terms. The provisions of Article X of the Business Combination Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties hereto, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

ANGEL POND HOLDINGS
CORPORATION

By:	/s/ Theodore Wang

Name:	Theodore Wang
Title:	Chief Executive Officer

MANGOMILL PLC

By:	/s/ Theodore Wang

Name:	Theodore Wang
Title:	Director

MERIDIAN MERGERSUB INC.

By:	/s/ Theodore Wang

Name:	Theodore Wang
Title:	Director

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

MARIADB CORPORATION AB

By:	/s/ Michael Howard

Name:	Michael Howard
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

EXHIBIT A

Schedule 7.23

Director and Officer Appointments

Named Board Nominees (not independent)

•	Michael Howard

•	Theodore T. Wang

Named Board Nominees (independent)

•	Alexander B. Suh

•	Jurgen Ingels

•	Christine Russell

•	Harold R. Berenson

The size of the Irish Holdco Board is currently set to accommodate the Named Board Nominees identified above, and will be expanded as additional, qualified directors are identified for nomination.

Executive Officers

Michael Howard - Chief Executive Officer

John Bakke - Chief Revenue Officer

Franz Aman - Chief Marketing Officer